Exhibit 99.1

CONTACTS:	Tony Rossi	Charlie Mollo
	Financial Relations Board	Mobility Electronics
	310-407-6563	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com

For Immediate Release

MOBILITY ELECTRONICS REPORTS 30% INCREASE
IN SECOND QUARTER YEAR-OVER-YEAR REVENUES

HIGHLIGHTS

•	Revenues increase 18% to $17.1 million in Q2 04 from $14.5 million in Q1 04

•	Power revenues increase 38% to $12.2 million in Q2 04 from $8.9 million in Q1 04

•	Juice family unit sales increase 21% to 237,000 in Q2 04 from 195, 000 in Q1 04

•	Retail store count grew 27% to approximately 14,000 in Q2 04 from approximately 11,000 in Q1 04

•	RadioShack consumer electronics program launched, marking entry into the estimated 800 million unit consumer electronics market

SCOTTSDALE, Ariz., July 29, 2004 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable computing solutions for the mobile electronic device user, today reported financial results for the second quarter ended June 30, 2004. Revenue was $17.1 million in the second quarter of 2004, an increase of 30% over revenue of $13.1 million in the second quarter of 2003.

Net loss attributable to common stockholders for the second quarter of 2004 was $1.2 million, or ($0.04) per diluted share, compared with a net loss attributable to common stockholders of $1.4 million, or ($0.07) per diluted share, in the same period of the prior year. Net loss in the second quarter of 2004 included approximately $640,000 in charges to write-down the value of older inventory primarily in the Company’s handheld products and laptop computer batteries. The second quarter net loss was also negatively impacted by approximately $270,000 of start-up costs associated with the launch of the RadioShack consumer electronics product line, which includes the write-down of approximately $130,000 of inventory that became impaired with the introduction of the new products.

“We made excellent progress on all of our key initiatives during the second quarter and continued to see accelerating sales,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Our distribution capability for our family of power adapters continues to grow, as the number of retail locations offering our products increased from approximately 11,000 to approximately 14,000 during the quarter. We are also generating increasing sales from a number of different models, which resulted in a 21% increase in unit sales from the Juice™ portable computer power product family over the prior quarter.

“In addition, we completed the development of our new consumer electronics power adapters slightly ahead of schedule and commenced initial shipments to RadioShack. These innovative,

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Mobility Electronics, Inc.

leading edge products, which include a family of AC, DC, and combination AC/DC power adapters, have the potential to create a new standard and change the way consumers view and use their consumer electronics power products. This is a major milestone for Mobility and marks our formal entrance into the estimated 800 million unit consumer electronics device market. We believe we’ll see significant revenue growth in this area as RadioShack promotes this new product line in its television, radio and print advertisements, and completes the transition out of its old style model-specific products over the next few quarters.”

Product Area Highlights

•	Sales of power products, handheld products, and expansion and docking products represented 71%, 15%, and 9%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers increased approximately 21% on a sequential quarter basis, from approximately 195,000 units in the first quarter of 2004 to approximately 237,000 units in the second quarter of 2004.

•	Revenue from the sale of portable computer power adapters grew 25% on a sequential quarter basis from approximately $7.9 million in the first quarter of 2004 to approximately $9.8 million in the second quarter of 2004. Product gross margin (selling price less direct product costs) in this category remained stable at approximately 40%.

•	The number of retail locations carrying Mobility’s universal power adapters increased 27% to approximately 14,000 by quarter end, up from approximately 11,000 at the end of the previous quarter.

•	Juice is now available in both Europe and Australia, and approximately 14% of power product revenues were generated internationally in the second quarter.

•	Sales of new consumer electronics power products were about $2 million, which represented about 17% of the Company’s total power product sales in the quarter. Product gross margin associated with these sales was approximately 32%.

•	Sales in the Company’s handheld business were roughly equivalent with the previous quarter, while the expansion and docking business was slightly down due primarily to a temporary disruption in the supply chain.

Product Development

In addition to completing development of the consumer electronics power products for RadioShack, Mobility remains on schedule with the development of its initial power products with Motorola. These products are scheduled for introduction through Motorola’s sales channels in the late 2004 to early 2005 timeframe. Additional new joint Mobility/Motorola/RadioShack power products are also being developed and are on track for introduction in 2005.

In the portable computer power adapter space, Mobility is in the final stages of completing a variety of new products, including a higher power version of Juice, small form factor AC- and DC-only products, and other innovative new products. During the second quarter, Mobility also received important certifications for Juice in Japan and other key Asian countries that will open up distribution opportunities in these markets.

These development programs will ensure that Mobility offers consumers an ever-widening range of product choices and price points that promote its power adapter standard and approach.

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Financial Highlights

Gross margin was 26.9% in the second quarter of 2004, compared to 35.3% in the second quarter of 2003 and 34.0% in the first quarter of 2004. Gross margin was negatively impacted in the second quarter by $640,000 of charges primarily to write-down handheld hardware and portable computer battery inventory and $270,000 of start-up costs associated with the launch of the RadioShack consumer electronics product line, which includes $130,000 of inventory write-downs.

Total operating expenses in the second quarter of 2004 were $5.8 million, or 34% of revenue, compared to $6.0 million, or 46% of revenue, in the second quarter of 2003 and compared to $5.7 million, or 39% of revenue in the first quarter of 2004. The sequential quarterly increase in operating expenses was due primarily to an increase in legal expenses of approximately $330,000 in the second quarter of 2004.

As of June 30, 2004, the Company remained in a strong financial position with $10.4 million in cash and cash equivalents, a current ratio of 2.3 to 1.0, and no debt. Inventory decreased to $7.9 million at June 30, 2004 compared to $9.1 million at March 31, 2004. The decrease was the result of inventory write-downs recorded in the second quarter of 2004 totaling approximately $770,000, as well as a reduction of inventory on hand, primarily in the Company’s power products inventory.

As a reminder, all but one of the new power products for consumer electronics devices are manufactured by RadioShack utilizing Mobility’s technology, and then sold both to RadioShack and other customers by Mobility. Pursuant to Generally Accepted Accounting Principles, Mobility recognizes only the mark-up margin on these products sold to RadioShack as revenue on the statement of operations. However, Mobility records an account payable to RadioShack for the full manufacturing cost of the products, as well as an account receivable for the full amount of the resale price of the products, including the mark-up margin. As a result, the June 30, 2004 balances of both accounts payable and accounts receivable include approximately $2.3 million of amounts invoiced to RadioShack related to shipments of these products. Excluding this amount, days’ sales outstanding in accounts receivable remained relatively stable in the second quarter of 2004 compared to the first quarter of 2004.

Outlook

In the third quarter of 2004, Mobility expects at least modest growth in revenue over the second quarter of 2004, driven primarily by the resumption of sales of power products through the Dell channel, and the roll out of a variety of new products, such as a higher power version of the popular Juice power adapter. Gross margin is expected to be between 32% and 33%, which reflects the impact of sales of Dell power adapters at lower gross margins expected in the third quarter resulting from costs incurred to modify a connector on inventory of these adapters. Operating expenses in the third quarter are expected to be in the low- to mid-$6 million dollar range due to increases primarily in research and development expenses related to the many product development programs the Company is undertaking to support customer requirements.

For 2004, the Company continues to anticipate full year revenue of $80 million, a 53% increase from 2003, with revenues trending progressively higher each quarter. By the fourth quarter of 2004, Mobility expects to achieve quarterly earnings per diluted share in the range of $0.08 to $0.12. This is based on the expectation that gross margins in the fourth quarter will be approximately 35% to 37% and operating expenses will increase to approximately $6.5 million, although they are expected to trend down as a percentage of revenue in the fourth quarter of 2004.

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Mobility Electronics, Inc.

Key future milestones include:

•	The sales ramp of consumer electronics power products through RadioShack

•	Mobility’s launch of new consumer electronics power products in non-RadioShack channels

•	The sales ramp of portable computer power products in international markets, including the introduction of the products in Asia

•	Launch of the Motorola program in late 2004 or early 2005

•	Growth in sales through the Dell channel

•	New product roll-out of extensions to the power product line offering different price points and functionality

Commenting on Mobility’s outlook, Mr. Mollo said, “The year is largely unfolding as we expected with new products and expanded distribution having a significant impact on our sales growth. We are delivering on our key milestones, which gives us increasing confidence in our strategic position and future performance.

“We view the third quarter as a start-up period for our new consumer electronics power products, as RadioShack rolls out the new products, educates store personnel and consumers, and sells through old-style model-specific inventory. As RadioShack’s education and promotional efforts raise consumer awareness and old inventory is depleted, we believe we will see increased sales of this product line in the fourth quarter, particularly given the impact of the holiday shopping season. Combined with the continued increase in retail locations for our portable computer power products, development of new channel partners for our consumer electronics products, and the launch into new international markets in the second half of the year, we believe there are a number of meaningful catalysts that will drive accelerated revenue growth in the fourth quarter.

“We continue to balance our drive for near-term profitability with prudent investment in areas that will contribute to our long-term growth. This investment is resulting in an expanding pipeline of new products that we expect will further strengthen our leadership position in the market for universal power adapters, as well as more advanced discussions with additional potential partners that can help open up new market opportunities. We believe this approach is enhancing the fundamental long-term prospects of the company, and will yield strong benefits for our stockholders,” said Mr. Mollo.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a rapidly growing developer and marketer of a broad range of innovative solutions for the mobile electronic device market (e.g., wireless phones, notebook computers, PDAs, digital cameras, etc.). The Company’s innovative solutions include power adapters, hardware and software products for handheld devices, connectivity and expansion products for servers, desktop and portable computers and other accessories for the mobile electronic device market.

Mobility Electronics’ brands include both the iGo® and MAGMA™ product lines. iGo’s flagship products include the industry’s first combination AC/DC power adapter, Juice™, as well as first-to-market handheld software and accessory products such as Quickoffice® and Pitch™. The Company’s MAGMA line of patented expansion products enables the industry’s only PCI expansion solutions for servers, desktop and mobile computing users.

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Mobility Electronics, Inc.

Mobility Electronics’ products are available to mobile electronic device users directly via the Company’s award-winning Web site (www.igo.com) as well as through the Company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

Mobility Electronics, Quickoffice and iGo are registered trademarks and Juice, Pitch and MAGMA are trademarks of Mobility Electronics, Inc. All other registered and unregistered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, the anticipated benefits of our strategic relationships with various customers, the demand for, and expected sales of, our products, anticipated product development projects and expanded product offerings, such as our consumer electronic power products, the development of an industry standard based on our technology, revenue, margin and expense projections and earnings estimates for the third and fourth quarters and fiscal year 2004, and the anticipated near-term profitability and long-term prospects of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the performance of suppliers and subcontractors; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenue	$17,061	$13,119	$31,572	$25,090
Gross profit	4,594	4,629	9,531	8,819
Selling, engineering and administrative expenses	5,780	6,048	11,492	11,358
Other income (expense), net	(48)	(12)	(46)	32

Net loss	(1,234)	(1,431)	(2,007)	(2,507)
Beneficial conversion costs of preferred stock	—	—	—	(445)
Preferred stock dividend	—	(20)	—	(20)

Net loss attributable to common stockholders	$(1,234)	$(1,451)	$(2,007)	$(2,972)

Net loss per share — basic and diluted	$(0.04)	$(0.07)	$(0.07)	$(0.14)

Weighted avg common shares outstanding:
Basic and diluted	27,912	21,344	27,782	20,860

SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure - net loss attributable to common stockholders to EBITDA, less certain other non-cash charges:
Net loss attributable to common stockholders	$(1,234)	$(1,451)	$(2,007)	$(2,972)
Other (income) expense, net	48	12	46	(32)
Depreciation and amortization	660	458	1,222	939
Provision for excess and obsolete inventory	772	70	813	182
Provision for accounts receivable	45	225	118	275
Beneficial conversion costs of preferred stock and preferred stock dividend	—	20	—	465

EBITDA, less certain other non-cash charges	$291	$(666)	$192	$(1,143)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA, less certain other non-cash charges should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$10,398	$11,024
Accounts receivable, net	16,683	11,438
Inventories	7,895	8,240
Prepaid expenses and other current assets	216	311

Total current assets	35,192	31,013
Other assets, net	19,952	19,250

Total assets	$55,144	$50,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,755	$8,665
Long-term liabilities	501	526

Total liabilities	15,256	9,191
Total stockholders’ equity	39,888	41,072

Total liabilities and stockholders’ equity	$55,144	$50,263

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